PAGE 1
                                      Registration No. 33-_____

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              FORM S-3

                         REGISTRATION STATEMENT
                                UNDER
                        THE SECURITIES ACT OF 1933

                      ARCHER-DANIELS-MIDLAND COMPANY
             (Exact name of Registrant as specified in its charter)

         Delaware                                 41-0129150
(State or other jurisdiction                         (I.R.S.
Employer
     of incorporation or                       Identification
No.)
       organization)

                           4666 Faries Parkway
                         Decatur, Illinois 62526
                              217/424-5200

   (Address and telephone number of Registrant's principal executive offices)

                              R. P. Reising

                 Vice President, Secretary and General Counsel
                      Archer-Daniels-Midland Company
                         4666 Faries Parkway
                         Decatur, Illinois 62526
                                217/424-5200
          (Name, address and telephone number of agent for service)

                                Copies to:

     James Nicholson                               D. J. Smith
     Faegre & Benson                            Assistant
Secretary and
    2200 Norwest Center                        Assistant
General Counsel
  90 South Seventh Street                  Archer-Daniels-
Midland Company
Minneapolis, Minnesota 55402                      4666 Faries
Parkway
                                         Decatur, Illinois
62526

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

                        CALCULATION OF REGISTRATION FEE

Title of Each Class  Amount  Proposed Maximum  Proposed Maximum
Amount of
of Securities to be  to be    Offering Price      Aggregate
Registration
     Registered    Registered     Per Unit      Offering Price
Fee

   Common Stock    1,221,717 shs.  $19.1250      $23,365,338
$8,058
(without par value)

*Estimated solely for the purposes of calculating the registration fee, pursuant to Rule 457, on the basis of the average of the high and low reported sale prices of the Registrant's Common Stock on the New York Stock Exchange, Inc.
Composite Tape on September 30, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                            1,221,717 Shares
                    ARCHER-DANIELS-MIDLAND COMPANY

                            Common Stock
                         (Without Par Value)

     The Common Stock of Archer-Daniels-Midland Company (the "Company") is listed on the New York Stock Exchange. The last reported sale price of the Common Stock on the New York Stock Exchange on September 30, 1996 was $19.25 per share. See "Price Range of Common Stock".

     This Prospectus relates to shares of Common Stock of the Company (the "Shares") which may be sold by the selling shareholders named under "Selling Shareholders". The Company will receive none of the proceeds from the sale of such shares. The Company will pay the expenses of the offering, estimated at $21,000.

     The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). See "Plan of Distribution".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY
          OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
TO THE
          CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time shall not under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

     The date of this Prospectus is _________, 1996.
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          PAGE 3

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated in and made a part of this Prospectus by reference: the Company's Annual Report on Form 10-K for the year ended June 30, 1996 (which incorporates by reference certain portions of the Company's 1996 Annual Report to Shareholders, including financial statements and notes thereto, and certain portions of the Company's definitive Notice and Proxy Statement for the Company's Annual Meeting of Shareholders to be held on October 17, 1996) and the description of the Company's Common Stock included in registration statements and reports filed under the Exchange Act.

     All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such documents). Requests for such copies should be directed to the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200).

                         ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern National Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is listed on the New York Stock Exchange and the Midwest Stock Exchange, and reports, proxy statements and other information regarding the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Midwest Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60603.

     Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement, and exhibits thereto, in respect of the Shares offered hereby, filed with the Commission under the Securities Act of 1933. For further information regarding the Company and the Shares offered hereby, reference is made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the offices of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

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          PAGE 4
                         THE COMPANY

     Archer-Daniels-Midland Company (the "Company") is a major processor of agricultural products for the food and feed industries. It is one of the largest oilseed and vegetable oil processors, corn refiners, fuel alcohol producers and wheat millers in the United States.

     The Company was incorporated in Delaware in 1923 as the successor to a business formed in 1902. The Company's executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526 (telephone number 217/424-5200). References herein to the Company relate to Archer-Daniels-Midland Company, its subsidiaries and their predecessors unless otherwise noted or indicated by the context.

                           DIVIDENDS

     The Company has paid cash dividends on its Common Stock in each year since 1927 and consecutive quarterly cash dividends since 1932. The payment of future dividends will be determined by the Board of Directors based upon the level of earnings, the financial condition of the Company and other relevant factors.

                    PRICE RANGE OF COMMON STOCK

     The Common Stock of the Company is listed on the New York Stock Exchange. The following table shows for the calendar periods indicated the high and low sales prices (rounded to the nearest 1/8) of the Company's Common Stock on the New York Stock Exchange, Inc. Composite Tape, as reported by The Wall Street Journal, adjusted for stock dividends paid through the date hereof:
                                   High      Low
          1994:
               First quarter..........  15-7/8    13
               Second quarter.........  14-3/8         12-7/8
               Third quarter ......... 15-7/8     13-1/2
               Fourth quarter ........ 19-1/8      15

            1995:
                  First quarter.......... 19          16-1/2
                  Second quarter......... 18          16-3/8
                  Third quarter ......... 17-1/4      13-5/8
                  Fourth quarter......... 17-1/2      14-1/8

            1996:
                  First quarter ......... 18-3/4      16
                  Second quarter ........ 19-1/4      17
                  Third quarter.(through  19-1/4       15-5/8
                    September 30, 1996)

     For a recent price of the Company's Common Stock on the New York Stock Exchange, see the cover page of this Prospectus.

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          PAGE 5
                         SELLING SHAREHOLDERS

     The following table identifies the Selling Shareholders and the number of outstanding shares of Common Stock of the Company beneficially owned by the Selling Shareholders as of September 30, 1996. The maximum number of shares proposed to be sold by such Selling Shareholders pursuant to this Registration Statement is the number of shares as shown below.

                         Shares Owned             Shares Owned
                           Prior to                       After
     Selling Shareholders       Offering       Shares Offered
Offering

     Growmark, Inc.       2,593,469         367,973
2,225,469

     Steven H. Pala, Jr.    853,744*        853,744*        0


*Includes 54,902 shares which are held in the name of National
City Bank of Minneapolis, as Escrow Agent, and shall be distributed to Mr. Pala and/or the Company in accordance with that certain Escrow Agreement dated as of April 30, 1996.

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          PAGE 6
                         PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and broker-dealers that participate with the Selling Shareholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

                         LEGAL OPINIONS

     The validity of the shares offered hereby will be passed upon for the Company by R. P. Reising, Vice President,
Secretary and General Counsel of the Company. Mr. Reising beneficially owns shares of Common Stock of the Company.

                              EXPERTS

     The consolidated financial statements of Archer-Daniels-Midland Company incorporated by reference in Archer-Daniels-Midland Company's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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          PAGE 7

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Securities and Exchange Commission registration
fee.....$  8,058
          Legal
services..........................................   5,000
          Blue Sky fees and
expenses..............................   2,000
          Accounting
services.....................................   3,500
          Printing and
engraving..................................   2,000

Miscellaneous...........................................
442

_______


Total....................................... $21,000

_______

All of the above items except the registration fee are estimated, and all of the expenses will be paid by the Registrant.

Item 15.  Indemnification of Directors and Officers.

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware permits (i) Delaware corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages or breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director's or officer's litigation expenses, including by means of a mandatory charter or bylaw provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases. In addition, the General Corporation Law of the State of Delaware provides that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     Article Fourteenth of the Certificate of Incorporation of the registrant and Article X of the Bylaws of the registrant each provided for the broad indemnification of the directors and officers of the registrant and limit the personal monetary liability of directors of the registrant to the fullest extent permitted by current Delaware law. The registrant has also entered into indemnification contracts with certain of its directors and officers. The registrant also maintains insurance coverage relating to certain liabilities of its directors and officers.

Item 16.  Exhibits.

     4(a)-     Composite Certificate of Incorporation of the
Registrant, as           amended.  (Incorporated by reference
to Exhibit 3(a) to Post-
          Effective Amendment No. 1 to Registration Statement
          No. 33-6721.)

     4(b)-     Bylaws of the Registrant, as amended.
(Incorporated by reference
          to Exhibit 3(b) to Post-Effective Amendment No. 1 to
Registration Statement No. 33-6721.)

     5   -     Opinion and consent of R. P. Reising.

      23  -    Consent of independent auditors.

      24  -    Powers of Attorney.

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          PAGE 8

Item 17.       Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or
sales are      being made, a post-effective amendment to this
Registration Statement:

               (i) to include any prospectus required by
Section 10(a)(3)         of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 15 above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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          PAGE 9
                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on October 1, 1996.

                              ARCHER-DANIELS-MIDLAND COMPANY


                                    /s/ D. J. Smith
                              D. J. Smith
                              Assistant Secretary
                              and Assistant General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 1, 1996 by the following persons in the capacities indicated:

     D. O. Andreas*, Chairman of the Board and Chief Executive
                         (Principal Executive Officer)




      D. J. Schmalz, Vice President and
               Chief Financial Officer
                    (Principal Financial Officer)
     /s/ D. J. Schmalz

     S. R. Mills, Controller
               (Principal Accounting Officer)

     /s/ S. R. Mills

     L. W. Andreas*, Director

     M. D. Andreas*, Director

     Martin L. Andreas*, Director

     Shreve M. Archer, Jr.*, Director

     Ralph Bruce*, Director

     Gaylord O. Coan*, Director

     John H. Daniels*, Director

     Ray A. Goldberg*, Director

     F. Ross Johnson*, Director

     M. B. Mulroney*, Director

     James R. Randall*, Director

      Mrs. N. A. Rockefeller*, Director

      Robert S. Strauss*, Director

     John K. Vanier*, Director

     O. Glenn Webb*, Director

*D. J. Smith, by signing his name hereto, does hereby sign this document on behalf of each of the above named officers and directors of the Registrant pursuant to powers of attorney duly executed by such persons.



                                    /s/ D. J. Smith
                                   D. J. Smith
                              Attorney-in-fact
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          PAGE  10

                     EXHIBIT INDEX



                                                  FORM OF
EXHIBIT NO.                  EXHIBIT
FILING



   5      Opinion and consent of R. P. Reising
Electronic
Transmission

  23      Consent of independent auditors
Electronic
                                                  Transmission

  24      Powers of Attorney                      Electronic
                                                  Transmission


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